EXHIBIT 10.9.5






                                  June 18, 2003


Kenneth I. Sawyer
c/o Pharmaceutical Resources, Inc.
One Ram Ridge Road
Spring Valley, New York 10977

        Re:  Terms of Separation From Employment, Consulting,
             and Post-Employment Obligations
             ------------------------------------------------

Dear Ken:

          This letter sets forth the terms of your anticipated separation from executive employment with Pharmaceutical Resources Inc. ("PRI," or the "Company") in the near term, our arrangements for you to continue in a consulting capacity for the Company thereafter, and the post-employment obligations of both parties.

          The terms set forth below amend the Employment Agreement entered as of January 4, 2003 (the "Employment Agreement"), and supersede the Employment Agreement to the extent of any conflict between them. Otherwise, the terms of the Employment Agreement continue to apply.

          We have incorporated by reference the definitions and other terms contained in the Employment Agreement, unless otherwise specified. Section numbers likewise refer to those in the Employment Agreement.

               1. You have indicated that you intend to resign as Chairman and Chief Executive Officer of PRI and Chairman of the Board of Directors of Par Pharmaceutical, Inc. ("Par"), and the Company will accept your resignation, to be effective on a date in the near future to be agreed upon (the "Resignation"). Your Resignation will be treated as a Termination Without Cause by PRI under Section 3.2.5.

               2. Upon your Resignation, you will be released from any duties under the Employment Agreement except those set forth in Section 4. However, you will continue to serve as a Director on the Board of Directors of PRI until the date that a new CEO for PRI is appointed, whereupon you will resign from such Directorship.

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Kenneth I. Sawyer
June 18, 2003
Page 2


               3. Upon your Resignation, PRI will pay you the one time cash payment of $1,000,000 provided for in Section 2.1.2, and your remaining base salary through December 31, 2003 in a lump sum pursuant to Section 3.3.2, upon execution of a general release of all claims against PRI (including Par, and all of the Company's subsidiaries, affiliates and related entities, and their respective agents, directors, officers and employees) in a form satisfactory to the Company.

               4. After your Resignation, PRI will reimburse you for the cost of medical, health and accident and disability plans and programs in which you are currently participating for two years (provided that your continued participation is possible under the terms and provisions of such plans). If such participation is not possible, PRI will provide you with substantially similar benefits pursuant to Section 3.2.5.

               5. PRI will reimburse you for unpaid expenses incurred prior to the date of Resignation pursuant to Section 3.3.5, in accordance with PRI' reimbursement policies.

               6. All existing Stock Options previously granted to you by PRI will accelerate and vest upon your Resignation; however, those Stock Options which were granted as of September 21, 2002, must be exercised within one year from the resignation date, or they will be cancelled and forfeited.

               7. Following your Resignation, you will become a consultant to PRI, at a rate of compensation equivalent to your current base salary for the same period. The consultancy will commence on or about July 1, 2003 and will continue until December 31, 2003, and may be extended at the Company's option.

               8. PRI will provide you with an automobile cash allowance commensurate with your new role as a consultant, for the duration of your retention as a consultant, pursuant to Section 2.3.3.

               9. You agree that you will not engage in conduct prohibited by the Non-Competition clause contained in Section 4.4 (but substituting the United States for the geographic scope set forth in Section 4.4) so long as you are retained as a consultant to PRI, and for a period of one (1) year thereafter, except that you will be permitted to act as a part-time consultant to another business in the generic drug industry, if you have requested and received advance approval for such engagement from the Chairman of the Audit Committee.

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Kenneth I. Sawyer
June 18, 2003
Page 3



               10. You agree that you will not engage in conduct prohibited by
     Section 4.3 so long as you are retained as a consultant to PRI, and for one
     (1) year thereafter.

               11. You agree that you will not, at any time during or after your employment has ended, disparage PRI or Par, or any of their subsidiaries, affiliates, or related entities, or their respective, prior, current, new or proposed new executives or Board members, nor make any statement or publication tending to disparage, impugn or injure the good name and reputation or business interests of PRI or Par, or any of their subsidiaries, affiliates or related entities, or their respective products, services, past or present officers, directors or employees, regardless of the perceived truth of such statement or publication.

               12. PRI's obligations to you hereunder and under the Employment Agreement will remain contingent upon your continued compliance with your obligations under Paragraphs 9, 10 and 11 hereof, and Section 4 of the Employment Agreement, all of which may be enforced pursuant to Section 4.5 of the Employment Agreement, without limiting other remedies which may be available to the Company in law or equity.

          I trust this fully sets forth all the terms of our arrangement. Please signify your assent hereto by returning a copy of this letter to me with your signature on the lower left.

          On behalf of the Company, we thank you for your dedication and efforts as a key executive and an architect of much of the Company's success, and we look forward to building a positive future relationship with you in your consulting and other future capacities.

                                         Very truly yours,


                                         /s/ Mark Auerbach
                                         --------------------------------
                                         (Name)  Mark Auerbach
                                         (Title)    Director


ACCEPTED AND AGREED:


Kenneth I. Sawyer
-------------------------------
Kenneth I. Sawyer

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Kenneth I. Sawyer
June 18, 2003
Page 4



Dated:  June 18, 2003
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